                                                                   EXHIBIT 10.46

   Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


                                                   MANAGEMENT SERVICES AGREEMENT
--------------------------------------------------------------------------------

                                 INTRODUCTION

AGREEMENT is entered into on October 6, 1998 between ICT Group Inc. ("ICT"), 800 Town Center Drive, Langhorne, PA, 19047-1748 and Cellular Express, Inc., d/b/a Boston Communications Group ("Client"), 100 Sylvan Road, Suite 100, Woburn, MA 01801.


                                  BACKGROUND

ICT is in the business of providing call center services to the business community. ICT and Client desire to enter into this Agreement pursuant to which, ICT will plan, manage and operate call center in accordance with the terms and conditions of the Agreement.


                             TERMS AND CONDITIONS

SECTION 1.   SERVICE

     1.1. Included Services. In consideration of the payment by Client to ICT of the amounts due under this Agreement, ICT agrees that it will furnish the Client with the specific Scope of Services described in Exhibit A and the specific Service Levels described in Exhibit B.
           ---------                                              ---------

     1.2. Supplemental Services. ICT may provide Supplemental Services, subject to the availability and expertise of ICT personnel, at such additional cost for such Supplemental Services as agreed by both parties. Any Supplemental Services shall be provided in accordance with the terms and conditions of this Agreement and shall be pursuant to an approved Service Enhancement Request (see Section 10).


SECTION 2.   CERTAIN CLIENT OBLIGATIONS

     2.1. In order for ICT to perform its obligations hereunder, Client shall keep its Information current and its Telecommunications Equipment operational at all times. Equipment failure will negatively impact performance and Service Levels.

     2.2. Upon ICT's reasonable request, Client agrees to make its personnel, including appropriate professional personnel, administrative personnel and other employees, reasonably available for consultation at mutually convenient times in order to assist ICT to perform its own obligations under this Agreement.


SECTION 3.   TERM

     3.1. Subject to Section 14 "Termination," the initial term of this Agreement shall commence on November 1, 1998 (effective date) and continue until December 31, 2004. If Cantel cancels its Agreement with Client, the Client can terminate Agreement on the following December 31st with no less than 4 months written notice to ICT.

     3.2. This Agreement shall automatically renew for a period of one (1) year unless prior written notification is provided to either party 180 days prior to expiration of this Agreement or any renewal thereof.


SECTION 4.   QUALITY ASSURANCE
     4.1. ICT agrees to use its best efforts at all times to provide prompt and efficient service.

     4.2. A comprehensive system of observation and monitoring of all activities will be employed. ICT will provide the Client with silent monitoring of phone presentations from the Client's location or on ICT's premises as requested by Client. All people to be monitored shall be advised by ICT that they are subject to silent and other monitoring during work.


SECTION 5.   CONFIDENTIALITY

     5.1   Confidential Information Defined
           As used in this Agreement, "Confidential Information" means all information of the Client that is not generally known to the public, whether of a technical, business or other nature (including, without limitation, trade secrets, know how and information relating to the technology, customers, business plans, promotional and marketing activities, finances and other business affairs ), that is disclosed by the Client to ICT and that has been identified as being proprietary and/or confidential. Without limitation, all references in any form or medium whatsoever to Subscriber's (i) name, address, phone number (ii) account balances, (iii) call records, (iv) transaction records, or (v) other information is and shall remain BCG Confidential Information.

     5.2   Prohibition on Disclosure and Use
           ICT, except as expressly provided in this Agreement, shall not disclose the Confidential Information to anyone without BCG's prior written consent. ICT shall not use, or permit others to use, Confidential Information for any purpose other than the performance of this Agreement. ICT shall take all reasonable measures to avoid unauthorized disclosures, dissemination, or use of Confidential Information, including, at a minimum, those measures it takes to protect its own confidential information of a similar nature.

     5.3   Restrictions on Personnel
           ICT shall restrict the possession, knowledge, development, and use of Confidential Information to its employees, agents, subcontractors, and entities controlled by it (collectively, "Personnel") who have a need to know Confidential Information in connection with the performance of this Agreement. ICT's Personnel shall have access only to the Confidential Information they need for such purpose. ICT shall ensure that its Personnel comply with this Agreement.

     5.4   Disclosure to Governmental Authority
           If the ICT becomes legally obligated to disclose Confidential Information to any governmental entity with jurisdiction over it, it shall give Client prompt written notice sufficient to allow Client to seek a protective order or other appropriate remedy. ICT shall disclose only such information as is legally required and shall use its reasonable best efforts to obtain confidential treatment for any Confidential Information that is so disclosed.

     5.5   Exceptions
           The provisions of this Section 5 shall not apply to any information that can be shown by documented evidence: (i) to be publicly available without breach of this Agreement; (ii) to have been known to ICT at the time of its receipt from Client; (iii) to have been rightfully received from a third party who did not acquire or disclose such information by a wrongful or tortious act; (iv) to have been independently developed by ICT without access to any Confidential Information; or (v) to have been approved for release by Client in writing.

     5.6   Ownership of Confidential Information
           All Confidential Information shall remain the exclusive property of the Client, and ICT shall have no rights, by license or otherwise, to use the Confidential Information except as expressly provided herein.

     5.7   Return of Confidential Information
           ICT shall promptly return all tangible material embodying Client Confidential Information (in any form and including, without limitation, all summaries, copies, and excerpts of Confidential Information) upon any expiration or termination of this Agreement or upon the Client's written request.

     5.8   Injunctive Relief
           The parties agree that a breach by either party (or its owners, affiliates, officers, directors, employees, agents, contractors, subcontractors, or the successors or assigns of each of them) of any of the covenants contained in Sections 5 of this Agreement will cause irreparable damage to the non-breaching party, the monetary amount of which may be impossible to determine. As a result, the parties agree that the non-breaching party shall be entitled, in addition to other remedies at law or in equity, to an injunction from any court of competent jurisdiction, enjoining and restraining any violation of any or all of such covenants. In order to obtain injunctive relief, the non-breaching party shall not be required to post a bond or, if a bond is required by law or by the court, the parties agree to a bond in the lowest possible amount permitted by law. This right to injunction shall be cumulative and shall not preclude the non-breaching party from seeking or being awarded any other damages or legal or equitable remedies.

     5.8 The terms of this Section shall survive the termination of this Agreement for any reason.

SECTION 6.   WARRANTIES

     6.1. ICT represents and warrants to Client that ICT has and will continue to maintain all necessary licenses, permits or approvals required under this Agreement in each and every jurisdiction having authority over the services ICT performs under this Agreement.

     6.2. ICT represents and warrants that it shall (a) comply with all international, federal, provincial, state, and local laws, ordinances, regulations, and orders (including, without limitation, all laws, ordinances, regulations, and orders related to telephone communications with consumers and businesses) with respect to its performance of the Services, (b) file all reports relating to the Services (including, without limitation, tax returns), (c) pay all filing fees and federal, provincial, state, and local taxes applicable to ICT's business as the same shall become due, and (d) pay all amounts required under local, state, provincial and federal workers' compensation acts, disability benefit acts, unemployment insurance acts, and other employee benefit acts when due.


SECTION 7.   INDEMNIFICATION

     7.1. The undersigned Client does hereby indemnify, defend, and save harmless ICT and its subsidiaries, affiliates, shareholders, officers, directors and employees from any and all loss or liability arising from any and all complaints, claims or legal actions, in any way resulting from any Client products, and Client shall assume full responsibility for, and handling of, any such complaint, claim or legal action as well as for payment of all expenses, costs, counsel fees, judgment and/or settlements thereby incurred, except to the extent that such complaint, claim or legal action, costs, counsel fees, judgment or settlements result from or arise out of an act of commission or omission by ICT, its agents and/or its employees. ICT shall notify Client promptly of any complaint, claim or legal actions and shall cooperate in any defense. ICT agrees that Client shall have sole control over such defense, including but not limited to retaining counsel and all offers of settlement.

     7.2. ICT does hereby indemnify, defend, and save harmless Client and its subsidiaries, affiliates, shareholders, officers, directors and employees from any and all loss or liability arising from any and all complaints, claims or legal actions, which may result or arise out of ICT's performance under this Agreement, and ICT shall assume full responsibility for, and handling of, any such complaint, claim or legal action as well as for payment of all expenses, costs, counsel fees, judgment and/or settlements thereby incurred, except to the extent that such complaint, claim or legal action, costs, counsel fees, judgment or settlements result from or arise out of an act of commission or omission by Client, its agents and/or its employees. Client shall notify ICT promptly of any complaint, claim or legal actions and shall cooperate in any defense. Client agrees that ICT shall have sole control over such defense, including but not limited to retaining counsel and all offers of settlement.


SECTION 8.   LIMITATION OF LIABILITY

     8.1. NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY HEREUNDER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES (INCLUDING WITHOUT LIMITATION, LOST PROFITS, LOST FUTURE EARNINGS, LOST ECONOMIC ADVANTAGE) ARISING FROM OR RELATING TO ANY DELAY, PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY, AND EACH PARTY HEREBY WAIVES AND RELEASES ANY SUCH CLAIMS FOR SUCH DAMAGES AGAINST THE OTHER PARTY.

SECTION 9.   FINANCIAL TERMS

Pricing is based on the complexity, duration, type and volume of services required. Specific prices for the program are included in Exhibit C attached
                                                           ---------
hereto.

     9.1. For the Included Services and related expenses, ICT will invoice Client thirty (30) days prior to the due date, and Client will pay ICT on the first business day of each month during the term of this Agreement, the amounts set forth in the Pricing Schedule contained in Exhibit C.
           ---------

     9.2. Supplemental Services shall be invoiced monthly as such Supplemental Services are provided.

     9.3. All amounts under this Agreement shall be due thirty (30) days from the date of invoice. Without waiving any other right, balances of any kind past due in excess of thirty (30) days shall bear interest at the lesser of Prime Rate plus three (3%) percent or the highest rate permitted by law. The term "Prime Rate" means interest at a fluctuating rate per annum which at all times shall be the lowest rate of interest generally charged from time to time (determined as of the first business day of each week, which rate shall remain in effect until the first business day of the immediately succeeding week) by Summit Bancorp, Princeton, New Jersey, and publicly announced as its so-called "prime rate"

     9.4. If in November, 1999 and in each or any July thereafter during the term of this Agreement, the simple average of the U.S. Consumer Price Index and the Canadian Consumer Price Index exceeds the simple average of the U.S. Consumer Price Index and the Canadian Consumer Price Index for the month of July immediately prior thereto (for this purpose, the index for the latest month of July shall be called the "Current Index" and the index for the immediately preceding month of July shall be called the "Base Index"), then on each November 1, during the term of this Agreement, the amounts set forth in Exhibit C
                                                                       ---------
           for the year beginning on that November 1 shall be deemed automatically adjusted, without any further act by either party, to reflect the amount by which the then Current Index exceeds the Base Index, and such increase shall be compounded in each year by the amount of the cost of living adjustment percentage applied for each previous year that this Agreement was in place. ICT shall calculate this adjustment and, no later than thirty (30) days after the Current Index becomes available, inform Client in writing of the results of the calculation. Notwithstanding the above, in no event shall the cost of living adjustment in any one Client fiscal year be less than three percent (3%) nor more than eight percent (8%).

     9.5. The obligation of Client to pay for services rendered in accordance with the terms and conditions of this Agreement shall survive the termination of this Agreement for any reason.

SECTION 10.  SERVICE ENHANCEMENT REQUEST

     10.1. Client may request changes to, modifications of, and work in addition to that identified pursuant to Exhibit A by submitting a written
                                          ---------
           Service Enhancement Request to ICT from time to time during the term of this Agreement. ICT shall have the right to accept or reject the Client's Service Enhancement Request, in its sole discretion. Upon the approval of a Service Enhancement Request by ICT, the amount to be paid ICT under this Agreement and the time of performance shall be adjusted as specified in the Service Enhancement Request. All such work shall be executed under the terms and conditions specified in this Agreement and all approved Service Enhancement Requests will be appended to this Agreement in Exhibit D.
                                         ---------

SECTION 11.   COOPERATION

     11.1. The parties acknowledge and agree that performance under this Agreement will require the continued definition and setting of priorities, the balancing of competing tasks and schedules, and the adjustment of priorities over different tasks and different schedules. The parties will periodically define in writing, and mutually agree the activities, schedules, and deliverables and relative priorities with respect thereto, during the term of this Agreement.

     11.2. ICT shall be excused from meeting Performance Objectives if and to the extent that any such failure is properly attributable to the delay or failure of Client to perform its obligations hereunder to provide equipment, services or information to ICT. This includes, but is not limited to, forecasting anticipated call volumes under attached Scope of Services.


SECTION 12.  RIGHT USE CLIENT'S NAME

     12.1 Each party grants to the other party the right to use the other party's name in government filings without the necessity of obtaining the other party's approval for such use. Neither party will use the other party's name in a press release or other public announcement without the other party's prior written consent, such consent not to be unreasonably withheld or delayed.


SECTION 13.  ASSIGNMENT

     13.1. This Agreement shall not be assigned by either the Client or ICT without the express prior written consent of the other party, and this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.


SECTION 14   TERMINATION

     14.1. This Agreement may be terminated in the following instances, such termination shall be a termination for cause:

           a) By either party, to the extent permitted under applicable law, if the other ceases to function as a going concern, becomes insolvent, makes an assignment for the benefit of creditors, files a petition on bankruptcy, permits a petition in the bankruptcy to be filed against it and such petition is not dismissed within sixty (60) days of filing, or admits in writing its inability to pay its debts as they mature, or if a receiver is appointed over a substantial part of its assets;

           b) By either party by reason of any other material breach of this Agreement by other party which breach has not been remedied or cured after at least (90) days written notice delivered by the aggrieved party to the other party;

           c) By ICT for Client's failure to pay any amounts or other charges within sixty (60) days from the payment due date, it being understood by ICT that Client may elect to make payment to ICT with an express reservation of rights to assure continued performance by ICT under this Agreement pending resolution of any disputes.

            d) By CLIENT for ICT's failure to meet the performance standards for three consecutive months as outlined in Exhibit B.

     14.2. If Client terminates this Agreement for any reason, Client shall pay to ICT the following:

     .     a)  All amounts due (subject to monthly minimums, if applicable) for properly completed services received by Client in accordance with the Scope of Services in Exhibit A; plus,

           b) All costs and expenses incurred by ICT on behalf of Client up to the date of termination including, but not limited to, telemarketing representative training, applicable data processing costs, program development time, and third party services; plus,

     14.3 If CLIENT terminates this Agreement without cause, CLIENT shall pay ICT the above plus the following:

 .          a)  Any other expense incurred by ICT as a result of termination;
               plus

 .          b)  In the event of early termination of services, 20% of average monthly charges (the average is calculated for the period commencing 30 days after effective date to 30 days prior to the early termination date notice) times the number of months remaining through the end of the term.

 .SECTION 15.  INFORMAL DISPUTE RESOLUTION

     15.1. Prior to the initiation of arbitration pursuant to Section 16, the parties shall first attempt to resolve their dispute informally as follows:

 .          a)  Upon the written request of a Party, each Party shall appoint a designated representative who does not devote substantially all of his or her time to performance under this Agreement, whose task it will be to meet for the purpose of endeavoring to resolve such dispute.

           b) The designated representatives shall meet as often as they reasonably deem necessary for each Party to gather and furnish to the other all information with respect to the matter in issue which Parties believe to be appropriate and germane in connection with its resolution. The representatives shall discuss the problem and attempt to resolve the dispute without necessity of any formal proceeding.

 .          c)  During the course of discussion, all reasonable requests made by one Party to another for non-privileged information, reasonably related to this Agreement, shall be honored in ordered each of the Parties may be fully advised of the other's position.

 .          d)  The specific format for the discussions shall be left to the discretion of the designated representatives, but may include the preparation of agreed-upon statements of fact or written statements of position.

           e) Arbitration for the resolution of a dispute shall not be commenced until the earlier of:

                    i) the designated representatives concluding in good faith that amicable resolution through continued negotiation of the matter does not appear likely; or

                    ii) thirty (30) days after the initial written request to appoint a designated representative pursuant to Paragraph (i) above (this period shall be deemed to run notwithstanding any claim that the process described in this Section X1.(a) was not followed).

     15.2. This Section 15 shall not be construed to prevent a Party from instituting, and a Party is authorized to institute, litigation earlier than prescribed in Subparagraph 15.1 to (i) avoid the application of any applicable limitations period, (ii) preserve a superior position with respect to other creditors, or (iii) seek immediate injunctive relief.


SECTION 16.  ARBITRATION

     16.1. Differences between the Client and ICT on which an Agreement cannot be reached will be decided by arbitration. The arbitrators will determine the interpretation of the Agreement in accordance with usual business and insurance practices rather than strict technicalities.

     16.2. Any arbitration shall be conducted in accordance with the rules of the American Arbitration Association.

     16.3. Either party may serve upon the other party by certified mail a written demand that the claim, dispute or controversy, be arbitrated, specifying in reasonable detail the nature of the dispute or claim to be submitted to arbitration. The demand, which shall be effective upon receipt, shall be made within a reasonable time after the claim, dispute or controversy has arisen. In no event shall the demand for arbitration be made more than one year after the claim or cause of action arises.

     16.4. Within thirty (30) days after service of a demand for arbitration, the parties shall agree upon three (3) arbitrators. These arbitrators must have no past or present relationship with the parties to this Agreement. One of the arbitrators is to be appointed by Client and one by ICT and these two arbitrators will select a third. If the two are unable to agree on a third within thirty (30) days, the choice will be left to the American Arbitration Society (Philadelphia Office). The rules governing the procedure of any arbitration hereunder shall be in accordance with the rules provided by the American Arbitration Society.

     16.5. All arbitration hearings shall be held in Philadelphia, Pennsylvania. Judgment upon the award rendered by the arbitration may be entered in any court having jurisdiction thereof.

     16.6. The arbitrators are not bound by rules of law. Their decision will be by majority vote and no appeal will be taken from it.

     16.7. The cost of the arbitration will be borne evenly by each party unless the arbitrators decide otherwise.


SECTION 17.  RELATIONSHIP

     17.1. Nothing contained herein shall be construed to create the relationship of employer and employee between ICT and Client or between Client and any of ICT's employees or agents. It is the express intent of the parties hereto that ICT is not an employee of Client for any purpose, but is an independent contractor for all purposes and in all situations. ICT and ICT's employees shall not represent that they are employees of Client, nor shall they in any manner hold themselves out to be employees of Client.

     17.2. Neither party shall have the right to enter into any Agreement or commitment in the name of or on the behalf of the other, or to bind the other in any respect whatsoever, unless specifically authorized in writing by the other.


SECTION 18.  INSURANCE

     18.1. ICT, at its expense, shall secure and maintain at all times during the period of performance of this Agreement, insurance as set forth in Section 18.3 below.

     18.2. Upon receipt of Client's written request for Certification of Insurance, ICT shall provide Client with Certificates of Insurance with respect to the insurance maintained by ICT as provided in
           Section 18.3 below.

     18.3. ICT agrees to maintain comprehensive general liability insurance in the following minimum amounts: Bodily Injury and Loss of Life -- $1,000,000-$1,000,000 per occurrence and aggregate; Workers Compensation-Statutory Limits as required by Labor Code of the State of Pennsylvania; and Crime Coverage Insuring Employee Theft.


SECTION 19.  GOVERNING LAW

     19.1. This Agreement shall be construed in all respects under the laws of the Commonwealth of Pennsylvania. If any part of this Agreement shall be held to be void or unenforceable, such part will be treated as severable, leaving valid the remainder of this Agreement notwithstanding the part or parts found to be void or unenforceable.


SECTION 20.  GENERAL

     20.1. Audit. Upon five (5) business days prior written notice to ICT, and during regular business hours, BCG shall have the right to audit, examine, and copy any record of ICT that is related in any way to ICT's service level and billing performance of this Agreement.

     20.2 Modifications. This Agreement can only be modified by a written Agreement duly signed by the persons authorized to sign agreements on behalf of ICT and of Client.

     20.3. Severability of Provisions. If any provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or be impaired thereby.

     20.4. Limitations. No action, other than an action for non-payment, regardless of form arising out of this Agreement may be brought by either party hereto more than two (2) years after the cause of action has arisen.

     20.5. Waivers. A waiver of a breach or default under this Agreement shall not be a waiver of any other or subsequent breach or default. The failure or delay by either party in enforcing compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition unless such term or condition is expressly waived in writing.

     20.6. Force Majeure. Either party's failure to perform any of its obligations hereunder, except for the obligation to pay monies when due hereunder, shall be excused and shall not give rise to any claims for damages to the extent it is caused by an event or occurrence beyond the reasonable control of such party including, but not limited to, war, embargoes, government restrictions, riots, severe weather or storms, floods, earthquakes, natural disasters, or other Acts of God, strikes, power failures, power interruptions, nuclear or other civil or military emergencies, or telecommunications or equipment failures or interruptions caused by suppliers.

     20.7. Captions. Captions contained in this Agreement are for reference purposes only and do not constitute part of this Agreement.

     20.8. Notices. All notices which are required to be given or submitted pursuant to this Agreement shall be in writing and shall be sent by registered or certified mail, return receipt requested, to the address set forth below or to such other address as ICT or Client may from time to time designate by written notice delivered in accordance with this Section.

             ADDRESS FOR NOTICES TO CLIENT:      ADDRESS FOR NOTICES TO ICT:
             -----------------------------       --------------------------
             Boston Communications Group, Inc.   ICT, Inc.
             100 Sylvan Road, Suite 100          800 Town Center Drive
             Woburn, MA, 01801                   Langhorne, PA  19047
             Attention:  General Counsel         Attention: Chief Financial
                                                 Officer

     20.9. Authority: Each party represents that it has full power and authority to enter into and perform this Agreement, and the person signing this Agreement on behalf of it has been properly authorized and empowered to enter into this Agreement.


SECTION 21. ENTIRE AGREEMENT

The parties acknowledge that this Agreement is the complete and exclusive statement between the parties and no change or modification shall be made except in writing.


CELLULAR EXPRESS, INC., D/B/A
BOSTON COMMUNICATIONS GROUP, INC.       ICT, INC.
---------------------------------       ---------

ACCEPTED BY: E. Y. Snowden___________   ACCEPTED BY: John D. Campbell______

TITLE:       President and C.E.O.____   TITLE:       President--ICT Group Sales

SIGNATURE:   /s/ E. Y. SNOWDEN_______   SIGNATURE:   /s/ John D. Campbell ___

DATE:        October 7, 1998_________   DATE:        OCTOBER 12, 1998____

   Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                                  EXHIBIT "A"
                               SCOPE OF SERVICES


GENERAL OVERVIEW:  ICT will recruit, screen, hire and train a dedicated team of
----------------
Customer Service Representatives (CSR's) for CLIENT's inbound Customer Service calls. Initially the calls will be related to prepaid cellular service including balance inquiry, recharging, billing inquiry and general information. The work will be performed at ICT's call center located in Riverview, New Brunswick, Canada. First live calls will arrive on Monday, November 9 "or" Monday, November 16, 1998.

RECRUITING:   ICT will use the CLIENT's CSR profile to screen and select CSR's.
----------

ICT will recruit English, French and bilingual (FRE-ENG) CSRs. The CLIENT will specify the number of each type at least [**] days in advance so that ICT will have sufficient time to screen and select the required CSRs.

The CLIENT may review the selected CSRs in advance of training. The CLIENT may remove CSRs that do not meet their qualifications for initial hiring.

The CLIENT or their representative may test the selected CSRs for their French language skills. The CLIENT may remove CSRs that do not meet their qualifications for French language skills. ICT and CLIENT will agree on a standard evaluation form, which CLIENT will complete for each CSR removed, documenting why that CSR did not meet CLIENT qualifications.

ICT will require a brief criminal background check on all selected CSRs to inspect for a history of fraud or credit card misuse.

The Client may provide to ICT testing tools to use during the interview. ICT will use those tools to conform the CLIENT's standard.

TRAINING:  The Client will  train ICT Trainers and at least one (1) ICT
--------
Supervisor who will, in turn, train the CSR staff. This Client training period will continue for two complete training sessions. The CLIENT will provide the CSR training on-site in Riverview, until ICT trainers have completed two training sessions with the CLIENT.

The Client will be billed for initial CSR program training of 2 - 3 weeks duration and for any training that might be required by a CLIENT initiated program change.

The Client will not be billed for training required as a result of CSR attrition after an initial 90 day ramp period beginning on the inception date of this service agreement.

If training must be conducted off-site from Riverview, the CLIENT will pay travel and living expenses for the ICT staff during the training.

CONTINUOUS TRAINING: ICT will provide one (1) hour of billable refresher
-------------------
training per CSR per month.

ICT will institute by May 1, 1999 a Supervisor Development Program for the supervisors assigned to CLIENT or ICT will adopt CLIENT's Supervisor Development Program. It is expected that this development program will be an on-going activity and will consume less than 3.5% of the supervisor's work activity on an annual basis.

LD CARRIER:  CLIENT will select and directly contract with [pay access and
----------
usage charges] the IXC of their choice who will provide inbound call transport services.

QUALITY ASSURANCE: ICT supervisors or QA department will monitor at least two
-----------------
inbound calls per agent per week. These calls will be rated and scored using a format and criteria provided by the CLIENT.

The CLIENT will have remote access to ICT's ACD in order to monitor calls.

ICT and CLIENT agree to comply with all legal requirements regarding the monitoring and taping of calls.

SOFTWARE: ICT will provide for each station the following software:
--------

          .   Windows NT Workstation 4.0, Service Pack 3
          .   Oracle Client for Windows NT.

The CLIENT will supply and configure all other software required to support the workstation using the CLIENT's application.

HOURS OF COVERAGE:  ICT will operate the CLIENT's program as follows:
-----------------

                    Monday - Friday    8 AM to 11 PM Eastern Standard Time
                    Saturday           8 AM to 11 PM Eastern Standard Time
                    Sunday             8 AM to 11 PM Eastern Standard Time

ASPECT: Equipped with Producer / Director capabilities and Report Writer.
------
CLIENT will have access to Director terminal screens related to CLIENTS programs.

REPORTS:  ICT will e-mail reports according to a client defined schedule
-------

The CLIENT will supply Aspect ACD custom report templates. ICT will run such CLIENT reports and deliver to such to the CLIENT on schedule to be defined.
ICT will also run standard aspect reports when requested or as scheduled by the CLIENT.

ICT will supply a monthly breakdown of Payroll Hours by CSR which, at minimum, will include Aspect Log-on hours and training hours.

SYSTEMS SUPPORT:  Supplied upon request at the hourly rate shown in Schedule "C"
---------------

SPECIAL REQUIREMENTS: ICT will supply a dedicated LAN in Riverview to support
--------------------
CLIENT's program.

ICT will purchase and install Routers and LAN ports to CLIENT specifications which are similar to those required to support the Deland, Florida facility.

The CLIENT will pay for all Voice and Data communication facilities. ICT will assist the CLIENT, though a Letter of Agency, to facilitate the delivery of such services to the Riverview facility.

The CLIENT will be permitted to have their representative in the call center during buildout.

ICT will make floor space available to support the CLIENT's TIN Voice Response Unit. The CLIENT will pay for any additions and modifications such as equipment racks, electrical outlets, etc. that may be required to support this equipment including, but not limited to, facilities to connect the TIN to the Aspect, LAN, Wan and voice networks. All ICT expenditures required by the TIN VRU will be pre-approved by the CLIENT. CLIENT will pay for any additional expense required to connect to the ICT Aspect.

The CLIENT will have limited, read only, access to their program data on the Aspect ACD for reporting purposes.

WORKSTATIONS:  ICT will provide 60% - 75% as many workstations [each equipped
------------
for voice and data] as there are Full Time Equivalent (FTE) CSRs.

After January 1999, ICT will install and use Aspect Winsets if CLIENT data applications require them.

SECURITY PLAN:  ICT to provide a plan within first thirty days after start-up.
-------------
The intent of the security plan is to reasonably accommodate the CLIENT's concern that access to the PC workstation be restricted to CSRs assigned to the CLIENT's program.

   Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


                                  EXHIBIT "B"
                                 SERVICE LEVELS


SERVICE OBJECTIVE:  [**]
-----------------

QUALITY ASSURANCE STANDARDS:  ICT will adhere to Client's standards of
---------------------------
monitoring at least 2 Inbound calls per agent per  week.


DEDICATED CSRs:  Based on signing this service agreement no later than
--------------
Wednesday, October -7, 1998 "and" CLIENT providing trainers when necessary to support scheduled training sessions, ICT will provide dedicated CSR's, who only work on CLIENT's program, according to the following schedule:

     FTE CSR's taking calls       French Speaking CSRs         Delivery Date
     ------------------------     ---------------------     --------------------
            30                        10 (35% of 30)        11/09/98 to 11/16/98
            70                        17 (24% of 70)        12/01/98 to 12/14/98

Each week the CLIENT will supply a rolling [**] day forecast of the required staffing levels. ICT and Client will then agree to a staffing level in writing. ICT agrees to meet staff increases within [**] days after receipt of the forecast provided the increase is not more than 30 additional CSRs. ICT will apply best efforts to meet CLIENT requirements if the increase is more than 30 CSRs within a [**] day time frame. Beyond 120 seats in the Riverview Call Center, fulfillment of CSRs is conditional upon space availability and workstation build-out.

The CLIENT commits to use at least [**] of the staffing levels requested for at least 14 months after the date of request to increase staff, subject to the termination provisions of this agreement.

   Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


                                  EXHIBIT "C"
                 PRICING FOR RIVERVIEW, NEW BRUNSWICK -- CANADA


BILLABLE HOURS:  ICT will bill the CLIENT for "Aspect Log-on Hours" for the
--------------
assigned CSRs. This time will include two 15 minute breaks per 7.5 hour workday. Lunch break will not be billed to the CLIENT.

If the CLIENT requires activity other than handling inbound calls or if the CLIENT's processes and procedures require the CSR to engage in substantial non-phone activity, those hours will be billed to the CLIENT at the standard rate specified below for Inbound Customer Service.

DEDICATED CUSTOMER SERVICE REPRESENTATIVES:
------------------------------------------

--------------------------------------------------------------------------------
MONTHLY VOLUME                                              $/REP/HOUR
--------------------------------------------------------------------------------
         [**] + Hours                                          [**]
--------------------------------------------------------------------------------

TRAINING:                                                 [**]
--------

SYSTEMS SUPPORT / PROGRAMMING: [note 6]                   [**]
-----------------------------

CRIMINAL BACKGROUND CHECK:                                At Cost
-------------------------

CUSTOMER SPECIFIED EQUIPMENT:                             [**]
----------------------------

ICT TRAINER [OPTIONAL]:
----------------------

          Annual retainer charge of [**] which includes [**] hours of training service.

          Additional hours billed at [**] per hour
          CLIENT pays T&E outside trainers home area

     STAFFING PENALTY PROVISION:  The Client shall receive a credit for any ICT
     --------------------------
failure to deliver at least [**] of the "FTE CSR" staff (on the scheduled "Delivery Dates" as detailed in Exhibit "B" - Dedicated CSRs and as mutually agreed in the rolling [**] day forecast). Client may take a credit against the ICT monthly invoice of [**] for each FTE CSR below the [**] level not available during a calendar month, with a maximum penalty of [**] in any given calendar month. An FTE CSR is defined as [**] hours of production time.

     NOTES:
     -----

     1.) All rates are in U.S. Dollars, with a minimum monthly billing equal to [**] hours, "or" [**] hours times the number of FTE CSR's contracted for times [**], whichever is greater.
     2.) CLIENT contracts with and pays IXC for all inbound access and usage charges.

3.)  Same workstation configuration as Deland, Florida call center.
4.) Specialized data/system equipment supplied by BCG or priced separately. 5.) Data Communication links provided by BCG.
6.)  When requested by CLIENT.

                                  EXHIBIT "D"
                     APPROVED SERVICE ENHANCEMENT REQUESTS

                               [TO BE PROVIDED]

                                    Page 17